Consent of Independent Registered Public Accounting Firm

The Board of Directors
Northgate Minerals Corporation

We consent to the use of our

(a)     Auditors' report dated February 17, 2006; and

(b)    Comments by Auditors for U.S Readers on Canada - U.S. Reporting Differences dated February 17, 2006,

on the consolidated balance sheets of Northgate Minerals Corporation as at December 31, 2005 and 2004, and the consolidated statements of operations, retained earnings (deficit) and cash flows for each of the years in the three-year period ended December 31, 2005, incorporated by reference herein.

/s/ KPMG LLP

Chartered Accountants

Vancouver, Canada
June 1, 2006

Northgate Minerals Corporation
Toronto, Ontario

Ladies and Gentlemen:

Re: Registration Statement on Form F-8

With respect to the subject registration statement, we acknowledge our awareness of the incorporation by reference therein of our compilation report relating to the pro forma balance sheet of Northgate Minerals Corporation as at March 31, 2006 and the pro forma statement of operations for the three months then ended and the year ended December 31, 2005, and our comments for United States readers on differences between Canadian and United States reporting standards, both dated May 26, 2006.

We are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for the compilation report and comments because they are not considered a "report" or a "part" of a registration statement prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

Very truly yours,

/s/ KPMG LLP

Chartered Accountants

Vancouver, Canada
June 1, 2006